UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2025

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42172	36-5098520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1060 N. Capitol Avenue

Suite 6-401

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Sale and Leaseback Transaction

On July 25, 2025, Calumet Shreveport Refining, LLC (“Calumet Shreveport”), a subsidiary of Calumet, Inc. (the “Company”), entered into a Property Schedule No. 2 (“Property Schedule No. 2”) with Stonebriar Commercial Finance LLC (“Stonebriar”). Property Schedule No. 2 supplements the Master Lease Agreement, dated as of February 12, 2021 (the “Master Lease” and, together with Property Schedule No. 2, the “Lease Agreement”), among Calumet Shreveport and Stonebriar. The Lease Agreement relates to a sale and leaseback transaction (the “Sale and Leaseback Transaction”) whereby Calumet Shreveport sold and leased back certain of its property comprising the Shreveport refinery fuels terminal, truck rack and related piping and equipment for consideration of approximately $120 million. The assets sold and leased back do not include any fuels or specialty production inventory. The Lease Agreement has a seven-year term and requires Calumet Shreveport to make monthly rental payments of approximately $1.8 million, which represents a cost of capital of approximately 10.75% per year. The Lease Agreement provides that, subject to certain conditions, Calumet Shreveport may terminate the lease and repurchase the leased assets after a term of six years for consideration of approximately $42 million. Concurrently with Calumet Shreveport’s entry into the Lease Agreement, the Company reaffirmed a Continuing Guaranty in favor of Stonebriar, pursuant to which the Company guarantees to Stonebriar the performance of Calumet Shreveport’s obligations under the Lease Agreement.

Concurrently with the entry into the Lease Agreement, Calumet Shreveport and Stonebriar terminated Property Schedule No. 1, dated as of February 12, 2021 (“Property Schedule No. 1”), among Calumet Shreveport and Stonebriar. The Company applied approximately $40 million of the proceeds of the Sale and Leaseback Transaction to pay all of Calumet Shreveport’s outstanding obligations under Property Schedule No. 1.

The foregoing description of Property Schedule No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Property Schedule No. 2, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Eighth Amendment to Third Amended and Restated Credit Agreement

On July 25, 2025, in connection with the Sale and Leaseback Transaction, the Company entered into the Eighth Amendment (the “Eighth Amendment”) to the Third Amended and Restated Credit Agreement. The Eighth Amendment amended the Third Amended and Restated Credit Agreement, dated as of February 23, 2018 (the “Credit Agreement”), by and among Calumet GP, LLC, Calumet Specialty Products Partners, L.P. (the “Partnership”), certain subsidiaries of the Company party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. Among other changes, the Eighth Amendment modified the Credit Agreement to permit separately the indebtedness and liens arising from the Sale and Leaseback Transaction as modified by Property Schedule No. 2.

The foregoing description of the Eighth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Eighth Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Third Amendment to the Monetization Master Agreement

On July 25, 2025, in connection with the Sale and Leaseback Transaction, the Company entered into the Third Amendment (the “Third Amendment”) to the Monetization Master Agreement with J. Aron & Company LLC (“J. Aron”) and the other parties thereto. The Third Amendment amended the Monetization Master Agreement, dated as of January 17, 2024 (the “Monetization Master Agreement”), among the Partnership, J. Aron and certain subsidiaries of the Partnership. Among other changes, the Third Amendment modified the Monetization Master Agreement to permit separately the indebtedness and liens arising from the Sale and Leaseback Transaction as modified by Property Schedule No. 2.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K related to the termination of Property Schedule No. 1 is incorporated by reference into this Item 1.02.

Item 2.01 Completion of Acquisition or Disposition of Assets.

To the extent required, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description
99.1	Press release, dated July 28, 2025.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET, INC.

Date: July 31, 2025	By:	/s/ David Lunin
Name: David Lunin
Title: Executive Vice President and Chief Financial Officer